Part II	Exhibit 15.1

Letter re: Unaudited Interim Financial Information

May 2, 2018

The Board of Directors and Shareholders:

CVS Health Corporation

We are aware of the incorporation by reference in the Registration Statements (Nos. 333-49407, 333-34927, 333-28043, 333-91253, 333-63664, 333-139470, 333-141481, 333-167746, 333-208805, and 333-217853 on Form S-8, Nos. 333-187440, 333-200217, and 333-217596 on Form S-3ASR, Nos. 333-205156 and 333-210872 on Form S-3 and No. 333-210873 on Form S-4) of CVS Health Corporation of our report dated May 2, 2018, relating to the unaudited condensed consolidated interim financial statements of CVS Health Corporation that are included in its Form 10-Q for the quarter ended March 31, 2018.

/s/ Ernst & Young LLP

Boston, Massachusetts